Exhibit 99.1

RAM Holdings Reports Fourth Quarter 2007 Results

Unrealized Losses On Credit Derivatives and Increased Loss Reserves

Record New Business Production

HAMILTON, Bermuda, March 17, 2008 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported a fourth quarter net loss of ($152.9) million, or ($5.61) per diluted share. This compares to net income of $10.0 million, or $0.37 per diluted share, for the fourth quarter 2006. The highlights for the fourth quarter 2007 are as follows:

  Increase in fair value losses on credit derivatives of $149.4 million, or ($5.48) per basic and diluted share, as result of changes in fair value inclusive of credit impairments of $44.4 million;
  Unrealized gain of $35.3 million on RAM’s $50 million committed preferred securities facility;
  Increase in case basis loss reserves of $27.4 million, relating primarily to continuing deterioration in the performance of residential mortgage-backed securities (“RMBS”);
  Increase in unallocated loss reserves of $18.8 million, of which $15.6 million was directly associated with RMBS; and
  Record business production of $59.5 million, as measured by adjusted premiums written.

“We are certainly disappointed with our operating results for the quarter, which were caused by the unprecedented deterioration in the performance of US residential mortgage backed securities and the continuing widening of credit spreads generally,” said Vernon M. Endo, RAM's President and Chief Executive Officer. “These developments have had wide ranging impact in the credit markets beyond the financial guaranty industry, which, as a result, is undergoing significant change, including ratings downgrades of several of our customers. Our immediate focus is to rebuild our capital position so that we can stabilize our ratings to continue to provide our AAA/Aaa customers with significant rating agency capital credit. We intend to achieve this strategy by reducing our portfolio through reassumption by the primaries and retrocession of high capital consumptive business as well as by reducing the ongoing growth of our portfolio. We expect 2008 will be a rebuilding year for the industry, including capital, ratings and ultimately investor confidence.”

Losses on Credit Derivatives and Unrealized Gain on Committed Preferred Securities

Credit spreads continued to widen substantially during the fourth quarter of 2007, and this widening, as well as deterioration in RMBS collateral underlying collateralized debt obligations (“CDOs”), resulted in a substantial increase in losses on the credit derivatives we reinsure in the fourth quarter of 2007. For the fourth quarter, $44.4 million of the losses on credit derivatives reflects credit impairments the Company expects to incur in the future, representing the net present value estimate of probable and estimable losses on credit derivatives, primarily credit default swaps on CDOs of asset back securities (“ABS”). The balance of the losses on credit derivatives, in the absence of further credit impairments, are expected to net to zero over the remaining life of the insured credit derivatives. In addition, RAM recorded a fair value gain of $35.3 million on its $50.0 million committed preferred securities facility (“CPS”). The CPS invests in short-term commercial paper and is considered to be a financial instrument which is required to be fair valued. The value represents the cost of capital differential for this type of facility in the current market. The unrealized losses and gains, except to the extent of the impairments, do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance, rating agency and statutory capital requirements and claims paying resources.

Loss Reserve Activity

Case basis loss reserves (loss reserves for probable and estimable losses) increased $27.4 million during the fourth quarter of 2007 from $3.0 million at September 30, 2007 to $30.4 million at December 31, 2007. The increased case reserves relate primarily to RMBS transactions that are underperforming against original expectations. Total net claims paid during the quarter amounted to $1.3 million.

Unallocated loss reserves are established to reflect our estimate of general deterioration in our insured credits. Unallocated loss reserves increased $18.8 million during the fourth quarter of 2007 from $14.6 million at September 30, 2007 to $33.4 million at December 31, 2007. The increase in unallocated reserves also relates primarily to RMBS transactions that are underperforming against original expectations. For the fourth quarter, RAM established an additional $15.6 million of unallocated loss reserves as a result of continuing adverse developments in the U.S. residential mortgage market primarily related to prime, second-lien mortgage exposure.

Adjusted Premiums Written

RAM also reported a record amount of adjusted premiums written, a measure of business production, of $59.5 million for the fourth quarter of 2007, which represents a 149% increase over the comparable quarter in 2006. RAM expects new business production will not be as strong in 2008 as the markets continue to adjust to the continued ratings actions in the financial guaranty industry. RAM renewed two treaties as of January 1, 2008 and is negotiating the renewal of a third. Two remaining treaties are scheduled for renewal later in the year.

Net adjusted premiums written for the year were $180.6 million compared to $95.4 million in 2006, an increase of almost 90%. Net adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Premiums written by product line and adjusted premiums written are provided in the table below:

Net Adjusted Premiums Written	4th Quarter			Full Year
(in $ millions)	2007	2006	% change	2007	2006	% change

U.S. Public Finance	17.5	4.3	307.0%	58.3	29.7	96.3%
U.S. Structured Finance	21.2	12.4	71.0%	56.1	32.5	72.6%
U.S. Total	38.7	16.7	131.7%	114.4	62.2	83.9%
International Public Finance	16.1	5.6	187.5%	45.2	22.3	102.7%
International Structured Finance	4.7	1.6	193.8%	21.0	10.9	92.7%
International Total	20.8	7.2	188.9%	66.2	33.2	99.4%
Net Adjusted Premiums Written	59.5	23.9	149.0%	180.6	95.4	89.3%

The growth achieved in net adjusted premiums written reflects strong increases in both public finance and structured finance business. Public finance net adjusted premiums for the quarter were $33.6 million, approximately 240% above the prior year's fourth quarter of $9.9 million. Structured finance adjusted premiums grew 85% to $25.9 million from $14.0 million in 2006. The increases in the quarter were partially the result of the two additional treaties in 2007 which contributed $15.3 million in public finance adjusted premiums and $9.5 million structured finance adjusted premiums, as well as an overall increase in cessions in 2007.

Net (Loss)/Income and Operating (Loss)/Income

Net loss was $152.9 million for the fourth quarter 2007 and $144.1 million for the full year. While net (loss)/income and net (loss)/income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because the Company’s management and Board of Directors, as well as many research analysts and investors, evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments, gains or losses on credit derivatives, net of credit impairments, and unrealized gains on other financial instruments. Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as "core" earnings.

During the fourth quarter of 2007, an operating loss of $79.7 million, or $2.93 per diluted share, was recorded compared to operating income of $10.3 million, or $0.38 per diluted share in the fourth quarter 2006. The operating loss is the result of an increase in case basis and unallocated loss reserves, primarily resulting from deterioration in the performance of reinsured RMBS, offset by increased earned premiums from an increase in new business.

During the fourth quarter, net unrealized gains and losses on derivatives and other financial instruments (excluding the $44.4 million credit impairment) had the effect of increasing the net loss by $69.6 million, or $2.55 per diluted share. Additionally, refundings offset net the loss by $0.8 million or $0.03 per diluted share. The following table provides comparisons of operating earnings and core earnings for the 2007 and 2006 fourth quarter and full year:

Earnings/(Loss) Per Diluted Share	Fourth Quarter		Full Year
	2007	2006	2007	2006

Net (loss)/income per diluted share	$(5.61)	$0.37	$(5.29)	$1.53
Effect of net security (gains)/losses	$0.13	$0.01	$0.13	$0.04
Effect of net financial instrument unrealized (gains) / losses (1)	$2.55	$-	$3.60	$-
Operating (loss)/earnings	$(2.93)	$0.38	$(1.56)	$1.57
Effect of refundings	$(0.03)	$(0.02)	$(0.15)	$(0.15)
Core (loss)/earnings	$(2.96)	$0.36	$(1.71)	$1.42

Note: Operating and core (loss)/earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

(1) Excluding a $44.4 million credit impairment charge

Summary of Operating Results

Net premiums written in the fourth quarter totaled $27.1 million, 33% above the $20.3 million of net premiums written in the fourth quarter of 2006. The fourth quarter written premiums includes premiums associated with two new treaties entered into in 2007 which account for approximately 38% of the premiums written in the quarter. For the full year, net premiums written were $108.0 million, a 43% increase over 2006, which included $28.4 million of premiums from new treaties.

Earned premiums in the quarter of $15.8 million were 37% greater than the $11.5 million earned in the fourth quarter of 2006. By eliminating accelerated premiums from refundings of $1.1 million from total earned premiums, "core" earned premiums in the fourth quarter were 39% above 2006, which included $0.9 million in refundings. For the full year, earned premiums were $60.1 million, 23% more than the $48.8 million in 2006, or a 28% increase after excluding accelerated premiums from refundings of $5.7 million and $6.3 million, respectively.

Net investment income for the quarter reached $8.7 million, 24% above the $7.0 million recorded in the fourth quarter of 2006. For the full year, investment income of $33.1 million was $8.9 million or 37% greater than in 2006. The substantial growth in investment income in 2007 over the prior year is the result of a 16% increase in cash and invested assets compared to fourth quarter 2006. The increase is related to our $75.0 million preferred share offering in December 2006 and increases in cash flow from operations from the increase in premiums written, as well as an increased book yield. Realized losses on investments were $3.6 million in the fourth quarter and full year 2007 compared to losses of $0.2 million and $1.0 million, respectively, in the fourth quarter and full year 2006. During the fourth quarter 2007 we realized a loss of $3.6 million relating to an “other than temporary” impairment on one security that is backed by subprime RMBS. We have two other investments with subprime exposure with a fair value of $2.3 million, and we do not believe these two subprime investments to be impaired

Net losses on derivative financial instruments were $149.4 million for the quarter and $177.8 million for the full year. The increase over the 2006 comparable periods results from the widening of credit spreads as well as the deterioration in underlying collateral on our in-force portfolio of credit derivatives contracts. Of the $149.4 million unrealized loss, $44.4 million relates to credit impairments which are losses that are estimable and probable and which the Company expects to incur in the future (and included in the loss ratio calculated in the following paragraph).

Losses and loss adjustment expenses were $46.8 million in the 2007 fourth quarter, contributing to a loss ratio of 578%. This loss ratio is the result of i) credit impairment reserves of $44.4 million referred to in the above paragraph, ii) an increase of $27.4 million in case basis reserves and iii) an increase of $18.8 million in RAM's unallocated loss reserve in the quarter of which $15.6 million is attributable to the Company’s exposure to RMBS losses that are probable and reasonably estimable, as well as increased portfolio exposure. This compares to $0.3 million of incurred losses in the comparable 2006 period. Loss and loss adjustment expenses incurred for the full year were $48.0 million compared to ($2.8) million for 2006. As noted previously, we regard it as atypical when aggregate loss activity during a quarter or year to date results in negative incurred losses, as was the case in 2006.

Acquisition expenses of $5.5 million in the fourth quarter are closely related to earned premiums. The fourth quarter 2007 ratio of acquisition expenses to earned premium is 35% compared to 36% for the fourth quarter 2006. Full-year acquisition costs of $21.5 million compare to $17.7 million in 2006, resulting in an acquisition expense ratio of 36% for both periods. Fourth quarter operating expenses of $3.9 million were $0.9 million, or 30%, above the level in the fourth quarter of 2006. Combining acquisition and operating expenses as a percentage of earned premiums, RAM's total expense ratio was 59.6% in the fourth quarter of 2007 compared to 62.2% in the fourth quarter of 2006.

Interest expense of $3.5 million in the fourth quarter and $8.4 million for the full year, includes dividends of $2.8 million for the fourth quarter and $5.6 million, for the full year on the preference shares issued by the Company in late 2006. Interest expense on long term debt was $0.7 million in the fourth quarter and $2.8 million for the full year of 2007 and the 2006 comparison periods.

Balance Sheet

Total assets of $860.3 million at year-end were $148.4 million, or 21%, above the level at year-end 2006, reflecting an increase in invested assets from increases in cash flows from operations. Shareholders' equity of $252.3 million is ($127.0) million or 33% below the level at December 31, 2006. Book value per share is $9.26, a decrease of 34% from year-end 2006. Adjusted book value (ABV) per share, a non-GAAP measure, decreased by 9% from year-end 2006 to $20.56 at December 31, 2007.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor's or Moody's; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company's reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses, unrealized gains on other financial instruments and gains or losses on credit derivatives, exclusive of any credit impairments. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company's results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of insurance business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period. Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company's value in the absence of new business activity. We derive adjusted book value by beginning with shareholders’ equity (book value) and then adding or subtracting the value of i) net unearned premium reserve, ii) deferred acquisition costs, and iii) the present value of estimated future installment premiums net of ceding commissions. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at December 31, 2007 and 2006
(dollars in thousands)

	December 31, 2007	December 31, 2006
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $685,645 and $574,127)	$696,533	$568,630
Short-term investments	-	9,959
Cash and cash equivalents	20,504	41,989
Accrued investment income	6,465	5,227
Premiums receivable	3,645	3,464
Recoverable on paid losses	1,808	916
Deferred policy acquisition costs	87,304	73,838
Prepaid reinsurance premiums	2,663	2,091
Fixed assets	51	73
Deferred expenses	1,753	1,917
Prepaid expenses	195	185
Derivative assets	-	60
Other financial instruments (at fair value)	35,330	-
Other assets	4,014	3,554
Total Assets	$860,265	$711,903

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$63,798	$14,506
Unearned premiums	242,829	194,322
Reinsurance balances payable	539	1,211
Accounts payable and accrued liabilities	3,463	3,458
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares -
75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	693	693
Derivative liabilities	177,717	-
Other liabilities	3,913	3,446
Total Liabilities	607,952	332,636
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000;	2,724	2,723
Issued and outstanding shares -27,238,976 shares at December
31, 2007 and 27,234,755 at December 31, 2006
Additional paid-in capital	229,379	227,437
Accumulated other comprehensive income/(loss)	10,888	(5,497)
Retained earnings	9,322	154,604
Total Shareholders' Equity	252,313	379,267

Total Liabilities and Shareholders' Equity	$860,265	$711,903

RAM Holdings Ltd.
Statements of Consolidated Operations
(unaudited)
For the three months and year ended December 31, 2007 and 2006
(dollars in thousands except share and per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2007	2006	2007	2006
Revenues
Gross premiums written	$27,825	$22,062	$108,750	$77,632
Ceded premiums	(752)	(1,722)	(752)	(2,146)
Net premiums written	$27,073	$20,340	$107,998	$75,486

Change in unearned premiums	(11,273)	(8,868)	(47,935)	(26,651)

Premiums earned	15,800	11,472	60,063	48,835

Net investment income	8,690	6,952	33,148	24,236
Net realized losses on investments	(3,596)	(238)	(3,604)	(1,002)
Net losses on credit derivatives	(149,369)	(1)	(177,777)	(14)
Net unrealized gains on other financial instruments	35,330	-	35,330	-

Total revenues	(93,145)	18,185	(52,840)	72,055

Expenses
Losses and loss adjustment expenses	46,833	331	48,026	(2,781)
Acquisition expenses	5,504	4,102	21,505	17,655
Operating expenses	3,909	3,030	13,373	13,379
Interest expense	3,506	694	8,375	2,750

Total expenses	59,752	8,157	91,279	31,003

Net (Loss)/Income	$(152,897)	$10,028	$(144,119)	$41,052

Net (loss)/income per common share:
Basic	$(5.61)	$0.37	$(5.29)	$1.53
Diluted	(5.61)	0.37	(5.29)	1.53
Weighted-average number of common shares outstanding:
Basic	27,238,976	27,234,755	27,237,481	26,787,221
Diluted	27,238,976	27,294,495	27,237,481	26,843,583

Operating (Loss)/Earnings

Net (loss) income	$(152,897)	$10,028	$(144,119)	$41,052
Less: Realized (gains) losses on investments	3,596	238	3,604	1,002
Less: (gains) losses on credit derivatives	149,369	1	177,777	14
Add back: credit impairment on derivatives	(44,413)	-	(44,413)	-
Less: Unrealized gains on other financial instruments	(35,330)	-	(35,330)	-

Operating (Loss)/Earnings	$(79,675)	$10,267	$(42,481)	$42,068

Net (loss)/income per common share	$(5.61)	$0.37	$(5.29)	$1.53
Less: Realized (gains) losses on investments	0.13	0.01	0.13	0.04
Less: (gains) losses on credit derivatives	5.48	0.00	6.53	0.00
Add back: credit impairment on derivatives	(1.63)	-	(1.63)	-
Less: Unrealized gains on other financial instruments	(1.30)	-	(1.30)	-
Operating (loss)/earnings per share	$(2.93)	$0.38	$(1.56)	$1.57

Adjusted Book Value	Dec 31, 2007	Dec 31, 2006
Book Value Per Share	$9.26	$13.93
Shareholder's Equity (Book Value)	254,010	379,267
Unearned premiums	242,829	194,322
Prepaid reinsurance premiums	2,663	2,091
Deferred Acquisition Costs	87,304	73,838
Present Value of
Installment Premiums	165,644	109,303
Unrealized Gains (Losses) on Investments	10,888	(5,497)
Adjusted Book Value Per Share	$20.56	$22.49

	4th Quarter		Year-to-Date
	2007	2006	2007	2006

Net Par Written	$5,537,417	$2,104,746	$18,176,201	$8,245,584

GAAP Net Premiums Written	$27,073	$20,340	$107,998	$75,486
Less: Net Installment Premiums Written	$15,461	$8,365	$44,685	$30,658
Net Upfront Premiums Written	$11,612	$11,975	$63,313	$44,828
Plus: PV of Installment
Net Premiums Written	$47,877	$11,959	$117,298	$50,567

Net Adjusted Premiums Written	$59,489	$23,934	$180,611	$95,395

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm